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                                                                    EXHIBIT 10.5


                            WEST POINTE BANCORP, INC.
                                       AND
                       WEST POINTE BANK AND TRUST COMPANY
                          SALARY CONTINUATION AGREEMENT

         THIS AGREEMENT is made this 29th day of December, 2000, by and between West Pointe Bancorp, Inc. and West Pointe Bank and Trust Company, a holding company and a state commercial bank located in Belleville, IL (jointly considered the "Company") and Terry Schaefer (the "Executive").

                                  INTRODUCTION

         To encourage the Executive to remain an employee of West Pointe Bank and Trust Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

                                    AGREEMENT

         The Executive and the Company agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

                  1.1 "Actuarial Equivalent" means a benefit of equivalent value computed on the assumptions of interest at the rate of nine percent (9%) per annum compounded annually and mortality calculated in accordance with the 1983 Group Annuity Mortality Table using blended mortality factors of fifty percent (50%) female and fifty percent (50%) male.

                  1.2 "Change of Control" means :

                  (a) The consummation by either West Pointe Bancorp, Inc. or West Pointe Bank and Trust Company of a merger, consolidation or other reorganization if the percentage of the voting common stock of the surviving or resulting entity held or received by all persons who were owners of common stock of West Pointe Bancorp, Inc. or West Pointe Bank and Trust Company, whichever is applicable, immediately prior to such merger, consolidation or reorganization is less than 50.1% of the total voting common stock of the surviving or resulting entity outstanding immediately after such merger, consolidation or reorganization and after giving effect to any additional issuance of voting common stock contemplated by the plan for such merger, consolidation or reorganization;

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                  (b) At any time during a period of two consecutive years,
         individuals who at the beginning of such period constituted the Board of Directors of either West Pointe Bancorp, Inc. or West Pointe Bank and Trust Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by West Pointe Bancorp, Inc.'s or West Pointe Bank and Trust Company's shareholders, whichever is applicable, of each new director during such two year period was approved by a vote of at least two-thirds of the directors of such entity then still in office who were directors at the beginning of such two year period;

                  (c) The sale, lease, exchange or other transfer of all or substantially all of the assets (in one transaction or in a series of related transactions) of either West Pointe Bancorp, Inc. or West Pointe Bank and Trust Company to another corporation or entity that is not owned, directly or indirectly, by either West Pointe Bancorp, Inc. or West Pointe Bank and Trust Company. "Substantially all" shall mean a sale, lease, exchange or other transfer involving seventy percent (70%) or more of the fair market value of the assets of such entity; or

                  (d) The shareholders of either West Pointe Bancorp, Inc. or West Pointe Bank and Trust Company approve any plan or proposal for the liquidation or dissolution of such entity;

followed within twelve (12) months by the Executive's Termination of Employment for reasons other than death, Disability or retirement.

                  1.3 "Code" means the Internal Revenue Code of 1986, as amended.

                  1.4 "Disability" means, if the Executive is covered by a Company sponsored disability policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such a policy, Disability means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Company, prevents the Executive from performing substantially all of the Executive's normal duties for the Company. As a condition to receiving any Disability benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company's Board of Directors deems appropriate.

                  1.5 "Early Termination" means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

                  1.6 "Early Termination Date" means the month, day and year in which Early Termination occurs.

                  1.7 "Effective Date" means December 1, 2000.


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                  1.8 "Normal Retirement Age" means the Executive's 65th
         birthday.

                  1.9 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Employment.

                  1.10 "Plan Year" means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the effective date of this Agreement.

                  1.11 "Termination for Cause." See Section 5.2.

                  1.12 Termination of Employment" means that the Executive ceases to be employed by West Pointe Bank and Trust Company for any reason whatsoever other than by reason of a leave of absence, which is approved by West Pointe Bank and Trust Company. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive's Termination of Employment, West Pointe Bank and Trust Company shall have the sole and absolute right to decide the dispute.

                                    ARTICLE 2
                            BENEFITS DURING LIFETIME

         2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

                  2.1.1 Amount of Benefit. The annual benefit under this Section
         2.1 is $153,200 (One Hundred Fifty Three Thousand Two Hundred Dollars and no/100).

                  2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Date. The annual benefit shall be paid to the Executive for 15 years.

                  2.1.3 Benefit Increases. Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Company's Board of Directors, in its sole discretion, may increase the benefit.

         2.2 Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

                  2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately prior to the Early Termination Date. The Early Termination Annual


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         Benefit amount is determined by calculating a fixed annuity which is payable in 15 annual equal installments, crediting interest on the unpaid balance of the Accrued Balance at an annual rate of 9 percent, compounded monthly.

                  2.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Normal Retirement Age. The annual benefit shall be paid to the Executive for 15 years.

                  2.2.3 Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.

         2.3 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

                  2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Disability Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately prior to the date in which the Termination of Employment occurs. The Disability Annual Benefit amount is determined by calculating a fixed annuity which is payable in 15 annual equal installments, crediting interest on the unpaid balance of the Accrual Balance at an annual rate of 9 percent, compounded monthly.

                  2.3.2 Payment of Benefit. The Company shall pay the annual benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Termination of Employment. The annual benefit shall be paid to the Executive for 15 years.

                  2.3.3 Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.

         2.4 Change of Control Benefits. Upon a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

                  2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the Normal Retirement Benefit described in Section 2.1 as if the date of the Change of Control were the Executive's Normal Retirement Date.

                  2.4.2 Payment of Benefit. The Company shall pay the annual benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the attainment of age 65. The benefit shall be paid to the Executive for 15 years.

                  2.4.3 Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.



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                  2.4.4 Election of Lump Sum Benefit. Notwithstanding the
         foregoing, subject to approval by the Board of Directors of the Company, the Executive may elect to receive his benefit in a lump sum; provided that the Executive makes the request to receive a lump sum benefit no later than one year prior to the date the benefit would otherwise be distributed. Any such request which is made later than one year prior to distribution shall be void. The amount of the lump sum benefit shall be the Actuarial Equivalent of the Normal Retirement Benefit described in Section 2.1 (calculated without regard to any other provision of this Agreement) and shall be paid by the Company within 60 days of the date of the Change of Control.



                                    ARTICLE 3
                                 DEATH BENEFITS

         3.1 Death During Active Service. If the Executive dies while employed by West Pointe Bank and Trust Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the Benefits During Lifetime of Article 2.

                  3.1.1 Amount of Benefit. The benefit is the Accrual Balance set forth in Schedule A for the Plan Year ending immediately prior to the death of the Executive.

                  3.1.2 Payment of Benefit. The Company shall pay the benefit to the Executive's beneficiary in a lump sum within 60 days of the date of death of the Executive.

         3.2 Death During Benefit Period. If the Executive dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

         3.3 Death After Termination of Employment But Before Benefit Payments Commence. If the Executive is entitled to benefit payments under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the benefit payments to the Executive's beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive's death.


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                                    ARTICLE 4
                                  BENEFICIARIES

         4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

         4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                    ARTICLE 5
                               GENERAL LIMITATIONS

         5.1 Excess Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this agreement to the extent the benefit would create an excise tax under the excess parachute rules of Section 280G of the Code.

         5.2 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive's employment for:

                  (a) Commission of a felony or of a gross misdemeanor involving moral turpitude;

                  (b) Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in an adverse effect on the Company.

         5.3 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company for the purpose of providing funds to meet its obligations hereunder.


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         5.4. Competition After Termination of Employment. The Company shall not pay any benefit under this Agreement if, during the three year period commencing on the date of the Executive's Termination of Employment, the Executive, without the prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder (defined as a 10% ownership interest) in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 10 mile radius) of the principal place of business of the Company, which enterprise is, or may be deemed to be competitive with any business carried on by the Company as of the date of termination of the Executive's employment or retirement. This section shall not apply following a Change of Control. This section shall not require the Executive to repay any benefits previously received under this Agreement.





                                    ARTICLE 6
                          CLAIMS AND REVIEWS PROCEDURES

         6.1 Claims Procedure. The Company shall notify any person or entity that makes a claim against the Agreement (the "Claimant") in writing, within ninety (90) days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial; (2) a specific reference to the provisions of the Agreement on which the denial is based; (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed; and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) days.

         6.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing



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within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty (60) days at the election of the Company, but notice of this deferral shall be given to the Claimant.

                                    ARTICLE 7
                           AMENDMENTS AND TERMINATION

         This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

         Notwithstanding the previous paragraph in this Article 7, the Company may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would cause benefits to be taxable to the Executive prior to actual receipt, but in no event shall the benefits provided the Executive hereunder be reduced without his written consent.

                                    ARTICLE 8
                                  MISCELLANEOUS

         8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

         8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

         8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

         8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

         8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

         8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Illinois, except to the extent preempted by the laws of the United States of America.


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         8.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

         8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

         8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

                  (a) Interpreting the provisions of the Agreement;

                  (b) Establishing and revising the method of accounting for the Agreement;

                  (c) Maintaining a record of benefit payments; and

                  (d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

         8.10 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

         IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

EXECUTIVE:                           COMPANY:

                                     West Pointe Bank and Trust Company


/s/ Terry Schafer                    By: /s/ Bruce A. Bone
---------------------------------        ----------------------------------
Terry Schaefer                       Title: Senior Vice President and Chief
                                            Financial Officer


                                     West Pointe Bancorp, Inc.


                                     By: /s/ Bruce A. Bone
                                         ----------------------------------
                                     Title: Senior Vice Presidend and Chief
                                            Financial Officer

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

                                          WEST POINTE BANK AND TRUST COMPANY
                                                    TERRY SCHAEFER
                                         SALARY CONTINUATION PLAN - SCHEDULE A

                     Normal                             Early Termination      Change of Control
    Plan           Retirement            Accrual          Annual Benefit         Annual Benefit     Disability Annual Benefit
    Year             Benefit             Balance        Payable Immediately     Payable @ age 65       Payable Immediately
    ----           ---------             -------        -------------------    -----------------    -------------------------
     1              153,200               70,228                8,548              153,200                    8,548
     2              153,200              147,044               17,897              153,200                   17,897
     3              153,200              231,067               27,124              153,200                   27,124
     4              153,200              322,970               39,309              153,200                   39,309
     5              153,200              423,496               51,544              153,200                   51,544
     6              153,200              533,451               64,927              153,200                   64,927
     7              153,200              653,720               79,566              153,200                   79,566
     8              153,200              785,272               95,577              153,200                   95,577
     9              153,200              929,164              113,090              153,200                  113,090
    10              153,200            1,086,555              132,274              153,200                  132,247
    11              153,200            1,258,709              153,200              153,200                  153,200